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                                                                      EXHIBIT 99

   CIRCUS CIRCUS                            NEWS
 ENTERPRISES, INC.

FOR IMMEDIATE RELEASE
                                            Contact:  Dan Copp
                                            (702) 734-0410
                                            Ext. 3900


       CIRCUS CIRCUS ENTERPRISES, INC. DECLARES DIVIDEND DISTRIBUTION OF
                          COMMON STOCK PURCHASE RIGHTS


     LAS VEGAS, NEVADA. - July 14, 1994 - The Board of Directors of Circus Circus Enterprises, Inc. today declared a dividend distribution of one Common Stock Purchase Right on each outstanding share of Circus Circus common stock. Each Right will entitle shareholders to buy one newly-issued share of the Company's common stock at an exercise price of $125.00. The Rights will be exercisable if a person or group acquires 10% or more of Circus Circus common stock or announces a tender offer for 10% or more of the common stock. The Circus Circus Board will be entitled to redeem the Rights at $0.01 per Right at any time before a person has acquired 10% or more of the outstanding common stock.

     The Rights are designed to assure that all Circus Circus shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Circus Circus without paying all shareholders a control premium.

     If a person acquires 10% or more of the outstanding common stock of Circus Circus, each Right will entitle its holder to purchase, at the Right's exercise price, a number of common shares of Circus Circus having a market value at that time of twice the Right's exercise price. Rights held by the 10% holder will become void and will not be exercisable to purchase shares at the bargain purchase price. If Circus Circus is acquired in a merger or other business combination transaction, which has not been approved by the Board of Directors, each Right will entitle its holder to purchase,

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CIRCUS DECLARES DIVIDEND DISTRIBUTION OF COMMON STOCK PURCHASE RIGHTS
July 14, 1994
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at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

     "The Rights are intended to enable all Circus Circus shareholders to realize the long-term value of their investment in Circus Circus. They do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover," said Clyde Turner, Chairman and Chief Executive Officer of Circus Circus.

     The dividend distribution will be payable to shareholders of record on August 15, 1994. The Rights will expire in ten years. The Rights distribution is not taxable to shareholders.

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